Exhibit 99.3
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                                                  Bethlehem Steel Corporation
                                                  1170 Eighth Avenue
                                                  Bethlehem, PA 18016-7699

                                                  Media Contact:
                                                   Bette Kovach (610) 694-3711
                                                  Investor Relations Contact:
                                                   Jeff Faloba (610) 694-2206
                                                  Internet Homepage Address:
                                                   www.bethsteel.com

FOR IMMEDIATE RELEASE
---------------------


              BETHLEHEM STEEL ANNOUNCES THIRD QUARTER 2001 RESULTS

         BETHLEHEM, Pa., Monday, October 15, 2001 - Bethlehem Steel Corporation today reported a net loss for the third quarter of 2001 of $152 million or $1.25 per diluted common share. Bethlehem's third quarter results include a $40 million charge for the closure of our Lackawanna, New York coke facility, offset by a $22 million gain from the sale of our equity interest in MBR, a Brazilian iron ore property. Excluding these unusual items Bethlehem's third quarter net loss was $134 million, or $1.11 per diluted common share. This compares with a net loss for the third quarter of 2000 of $35 million or $.34 per diluted common share.
         Sales for the third quarter of 2001 were about $825 million compared to $989 million for the same period last year. Prices on a constant mix basis declined about $40 per ton, shipments declined about 117,000 tons and our product mix was worse.
         Excluding unusual items mentioned above, our loss from operations was $109 million for the third quarter of 2001 compared to $14 million for the same period last year. This decline was caused principally by lower realized prices that on a constant mix basis were down by about 9%.
         Our third quarter 2001 loss from operations of $109 million was $14 million more than the second quarter of 2001. This larger loss was a result of a 9% decline in shipments and a further decline in realized prices.
         "The U.S. economy has slowed considerably during the past year and the events of September 11 have contributed to a further weakening in demand for consumer products that rely on steel such as automobiles, appliances and residential construction," said Robert S. Miller, Jr., Chairman and Chief

Executive Officer of Bethlehem Steel Corporation. "While we believe that the recent interest rate cuts by the Federal Reserve and the federal income tax cut will help to support consumer spending, we currently believe that the economy and steel market conditions will remain weak through about the middle of next year."
         Mr. Miller said "we continue to be concerned about the high level of excess world steel capacity and the threat it poses for continued high levels of unfairly traded steel imports. We remain encouraged by the investigation by the International Trade Commission under Section 201 of the Trade Act of 1974 concerning the injury caused by steel imports on the U.S. steel industry and the negotiations between governments to eliminate inefficient excess capacity in the steel industry worldwide and to eliminate underlying market-distorting subsidies."
         In a separate release today, Bethlehem announced that it has filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Bethlehem is seeking protection under Chapter 11 to provide the necessary time to stabilize the Company's finances and to implement a strategic plan to return Bethlehem to sustained profitability. Key objectives of the plan will include improving the Company's capital structure, working with the United Steelworkers of America
(USWA) to improve productivity and further reduce costs, particularly employment and healthcare costs, and finding a solution to its approximately $3 billion retiree healthcare obligation.
         For further information, see Bethlehem Steel's Form 8-K filed today with the Securities and Exchange Commission and Bethlehem Steel's website at www.bethsteel.com. A broadcast of remarks by Robert S. Miller, Bethlehem's Chairman and CEO can be listened to live over the Internet today at 12:30 p.m. EDT and can be accessed through Investor Broadcast Networks' V-call website at www.vcall.com. It will also be available on Bethlehem's website for two weeks after the broadcast by clicking on the "investor relations / financial" menu button and then clicking on the "conference call" button.


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

                           Bethlehem Steel Corporation

                       CONSOLIDATED STATEMENTS OF EARNINGS
             (dollars and shares in millions, except per share data)
                                   (unaudited)

     Three Months Ended                                                                           Nine Months Ended
        September 30                                                                                 September 30
------------------------------                                                               ----------------------------
    2001             2000                                                                       2001            2000
-------------     ------------                                                               -----------     ------------

     $ 825.4          $ 988.8     Net Sales                                                   $ 2,614.4        $ 3,215.9
-------------     ------------                                                               -----------     ------------

                                  Costs and Expenses
       844.0            923.8          Cost of sales                                            2,670.0          2,910.3
        64.7             61.4          Depreciation                                               189.9            199.9
        26.2             27.5          Selling, administration and general expense                 80.2             85.5
        17.8                -          Unusual items (Note 3)                                      21.2            (26.9)
-------------     ------------                                                               -----------     ------------
       952.7          1,012.7     Total Costs and Expenses                                      2,961.3          3,168.8
-------------     ------------                                                               -----------     ------------

      (127.3)           (23.9)    Income (Loss) from Operations                                  (346.9)            47.1

                                  Financing Income (Expense):
       (25.3)           (19.5)         Interest and other financing costs                         (73.5)           (51.9)
         0.4              1.3          Interest and other income                                    1.9              4.6
-------------     ------------                                                               -----------     ------------

      (152.2)           (42.1)    Loss before Income Taxes                                       (418.5)            (0.2)

           -              7.3     Benefit (Provision) for Income Taxes                           (984.0)               -
-------------     ------------                                                               -----------     ------------

      (152.2)           (34.8)    Net Loss                                                     (1,402.5)            (0.2)

        10.2             10.2     Dividends on Preferred and Preference Stock                      30.6             30.6
-------------     ------------                                                               -----------     ------------

    $ (162.4)         $ (45.0)    Net Loss Applicable to Common Stock                        $ (1,433.1)         $ (30.8)
=============     ============                                                               ===========     ============


                                  Net Loss per Common Share:
     $ (1.25)         $ (0.34)         Basic and Diluted                                       $ (11.02)         $ (0.23)

                                  Average Shares Outstanding:
       130.2            132.1          Basic and Diluted                                          130.0            131.6


                                 Additional Data

       1,929            2,046          Steel products shipped (thousands of net tons)             6,074            6,669
       2,252            2,470          Raw steel produced (thousands of net tons)                 6,942            7,702


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

Safe Harbor:

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Reform Act. Actual results may differ materially from those indicated in such statements due to a number of factors, including challenges arising from Bethlehem Steel's Chapter 11 filing, changes in consumer spending patterns and in demand for steel products. Additional factors that may affect the business and financial results of Bethlehem Steel are the effect of planned and unplanned outages on Bethlehem Steel's operations; the potential impact of strikes or work stoppages at facilities of Bethlehem Steel's customers and suppliers; the sensitivity of Bethlehem Steel's results to relatively small changes in the prices obtained by Bethlehem Steel for its products; intense competition due to world steel overcapacity, low-cost electric furnace facilities, unfairly-traded imports and substitute materials; the consolidation of many of Bethlehem Steel's customers and suppliers; the high capital requirements associated with integrated steel facilities; the significant costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental control requirements; availability and prices associated with raw materials, supplies, utilities and other services and items required by Bethlehem Steel's operations; employment matters, including costs and uncertainties associated with Bethlehem Steel's collective bargaining agreements, and employee postretirement obligations; the effect of possible future closure or exit of businesses; Bethlehem Steel's highly leveraged capital structure and its ability to obtain new capital at reasonable costs and terms; financial difficulties encountered by joint venture partners; and the effect of existing and possible future lawsuits against Bethlehem Steel. The forward-looking statements included in this document are based on information available to Bethlehem Steel as of the date of this release, and Bethlehem Steel assumes no obligation to update any of these statements.






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